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                                  EXHIBIT 2.3


                      SUBORDINATED SECURED PROMISSORY NOTE


$4,000,000                                               Santa Clara, California
                                                               December 29, 1999


                  FOR VALUE RECEIVED, Centennial Technologies, Inc., a Delaware corporation ("CENTENNIAL"), promises to pay to Intel Corporation, a Delaware corporation ("INTEL"), the principal sum of Four Million Dollars ($4,000,000), together with interest on the outstanding principal of this Subordinated Secured Promissory Note (this "NOTE") in accordance with Sections 1 and 2 of this Note. This Note is delivered pursuant to that certain Asset Purchase Agreement, dated as of the date of this Note, by and between Centennial and Intel (the "PURCHASE AGREEMENT"). Except as otherwise specified herein, all capitalized terms that are not defined herein shall have the meanings ascribed to them in the Purchase Agreement.

                  This Note is subject to the terms and entitled to the benefits of the Purchase Agreement and a Security Agreement, dated as of the date of this Note, between Centennial and Intel (the "SECURITY AGREEMENT").

         1. MATURITY.

         (a) Subject to the provisions of the Purchase Agreement and the provisions of Section 3 of this Note, Centennial shall repay the unpaid principal outstanding balance plus all interest accrued thereon on December 29, 2000 (the "REPAYMENT DATE"). All payments received shall be applied first against costs of collection (if any), then against accrued and unpaid interest, then against principal.

         (b) Notwithstanding the provisions of Section 1(a), this outstanding principal of and accrued interest on this Note shall become immediately due and payable, at the option of Intel, upon consummation of a Change of Control Transaction. A Change of Control Transaction shall mean: (i) a consolidation or merger of Centennial with or into any other corporation or corporations, in which the holders of Centennial's voting securities immediately prior to the transaction do not hold a majority of the voting securities of the ultimate surviving entity; (ii) a transaction or series of transactions in which fifty percent (50%) or more of the voting shares of the Company are disposed of or conveyed to a single person or Group (as defined in the Securities Exchange Act of 1934, as amended); or (iii) a sale, lease, exchange or other disposition of all or substantially all of the assets of Centennial.

         2. INTEREST. Interest shall accrue at a rate equal to Nine Percent (9%) per annum. Interest accrued on this Note shall be paid on the Repayment Date in accordance with the provisions of Section 1.

         3. SUBORDINATION. Intel subordinates the indebtedness evidenced by this Note (the "LOAN AMOUNT") to: (a) any amounts outstanding under the Seven Million Dollar ($7,000,000) working capital line of credit by and between Fleet Bank and Centennial and any refinancing, replacement, modification or restatement of such Line of Credit with Fleet Bank or any other replacement senior working capital lender (the "Senior Lender") (the "LINE OF CREDIT"); and (b) capital equipment leases not to exceed Seven Hundred Fifty Thousand Dollars ($750,000) in the

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aggregate; PROVIDED, HOWEVER, that the Loan Amount shall rank senior to any and all other Indebtedness owing from Centennial (including but not limited to interest thereon which may accrue subsequent to Centennial becoming subject to any state or federal debtor-relief statute). For purposes of this Section 3, the term Indebtedness is used in its most comprehensive sense and includes any and all advances, debts, obligations and liabilities of Centennial heretofore, now, or hereafter made, incurred or created, whether voluntary or involuntary, and however arising, whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, and whether Centennial may be liable individually or jointly with others, including without limitation, obligations and liabilities arising from notes repurchase agreements and trust receipts. Centennial shall not make, and Intel shall not accept or receive, any payment on account of principal, interest or any other amounts owing on this Note if Centennial shall have received written notice from the Senior Lender that a default has occurred under the terms of the Line of Credit. If any payment is made violation of this Section 3, Intel shall promptly redeliver the same to Senior Lender in the form received. So long as no written notice of default has been received by Centennial, Centennial may make payments on this Note as required by Section 1.

         4. OBLIGATION TO PAY. Nothing contained herein shall impair, as between Centennial and the holder of this Note, the obligation of Centennial, which is absolute and unconditional, to pay the holder of this Note all principal and accrued interest under this Note when the same become due and payable, or shall prevent the holder of this Note, upon an Event of Default (as defined in Section 6 of this Note), from exercising all rights, powers and remedies otherwise provided herein or by applicable law.

         5. PREPAYMENT. The unpaid principal balance and all accrued interest and any and all other sums payable to Intel hereunder may be prepaid by Centennial prior to the Repayment Date upon ten (10) business days' prior written notice to Intel. All prepayments shall be applied in the order provided in Section 1.

         6. DEFAULT. Each of the following events shall constitute an Event of Default hereunder: (a) Centennial fails to pay the principal and interest due on this Note on the Repayment Date; (b) there occurs any receivership, insolvency, assignment for the benefit of creditors, bankruptcy, dissolution, liquidation, or other winding up or similar proceeding with respect to Centennial (whether or not involving insolvency or bankruptcy proceedings); (c) Centennial files a petition in bankruptcy or if an involuntary petition in bankruptcy is filed against Centennial and such involuntary petition is not dismissed within THIRTY
(30) DAYS; (d) Centennial is in material breach of any agreement with Intel, including but not limited to the Purchase Agreement, the Security Agreement, the Supply Agreement and this Note; and (e) an event of default occurs which results in the acceleration of any Indebtedness of Centennial for borrowed money. Upon the occurrence of an Event of Default under Section 6(d), Centennial shall have thirty (30) days to cure such default after receipt of written notice of default from Intel specifying the nature of Centennial's default; PROVIDED, HOWEVER, that if the occurrence of any such Event of Default under Section 6(d) is in dispute, Centennial's time and obligation to cure shall be extended pending the resolution of such dispute. Upon the occurrence of an Event of Default under Sections 6(a), 6(b), 6(c) or 6(e) (whether such occurrence shall come about through the voluntary or involuntary actions by Centennial, by operation of law or otherwise), or if Centennial is unable to cure its default under Section 6(d) within such thirty (30) day period,

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including any extensions pursuant to the proviso of such Section 6(d), the unpaid principal balance of this Note, together with all accrued interest thereon, will become immediately due and payable. Following any such default, Intel may pursue any legal or equitable remedies that it has available to it under this Note and the Security Agreement.

         7. MISCELLANEOUS.

         (a) Centennial hereby waives presentment, demand, protest, notice of dishonor, diligence and all other notices, any release or discharge arising from any extension of time, discharge of a prior party, release of any or all of any security given from time to time for this Note, or other cause of release or discharge other than actual payment in full hereof.

         (b) Intel shall not be deemed, by any act or omission, to have waived any of his rights or remedies hereunder unless such waiver is in writing and signed by Intel and then only to the extent specifically set forth in such writing. A waiver with reference to one event shall not be construed as continuing or as a bar to or waiver of any right or remedy as to a subsequent event. No delay or omission of Intel to exercise any right, whether before or after a default hereunder, shall impair any such right or shall be construed to be a waiver of any right or default, and the acceptance at any time by Intel of any past-due amount shall not be deemed to be a waiver of the right to require prompt payment when due of any other amounts then or thereafter due and payable.

         (c) Time is of the essence hereof. Upon any default hereunder, Intel may exercise all rights and remedies provided for herein and by law or equity, including, but not limited to, the right to immediate payment in full of this Note.

         (d) The remedies of Intel as provided herein, or any one or more of them, or in law or in equity, shall be cumulative and concurrent, and may be pursued singularly, successively or together at Intel's sole discretion, and may be exercised as often as occasion therefor shall occur.

         (e) In the event of any action at law, suit in equity or arbitration proceeding in relation to this Note the prevailing party shall be paid by the other party a reasonable sum for attorney's fees and expenses for such prevailing party.

         (f) If any provisions of this Note would require Centennial to pay interest hereon at a rate exceeding the highest rate allowed by applicable law, Centennial shall instead pay interest under this Note at the highest rate permitted by applicable law.

         (g) This Note shall be governed by and construed in accordance with and the laws of the State of Delaware applicable to contracts wholly made and performed in the State of Delaware.

         (h) Upon receipt by Centennial of satisfactory evidence of the loss, theft, destruction or mutilation of this Note, satisfactory indemnity, and reimbursement for all reasonable expenses incidental to the replacement of this Note, and upon surrender and cancellation of this Note, if mutilated, Centennial will make and deliver a new Note identical in form and substance to this Note (with a notation thereon indicating whether there has been any

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prepayment pursuant to Section 5 of this Note), and the lost, stolen, destroyed or mutilated Note shall thereupon become void.

         (i) Any notice or other communication (except payment) required or permitted under this Note shall be in writing and shall be given in accordance with the provisions of Section 11.01 of the Purchase Agreement.

         (j) All headings and captions in this Note are for convenience only and shall be disregarded for the purposes of construing or interpreting the provisions of this Note.

         Payment of this Note is subject to the terms and conditions of a Subordination Agreement dated December 29, 1999 between the payee and Fleet National Bank. A copy of said Subordination Agreement may be obtained, upon written request of any holder of this Note, from Fleet National Bank, 100 Federal Street, Boston, MA 02110.


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           IN WITNESS WHEREOF, Centennial has executed this Subordinated Secured
Promissory Note as of the date first above written.

                                                 CENTENNIAL TECHNOLOGIES, INC.


                                                 By:    /s/ Richard J. Pulsifer
                                                        -----------------------
                                                 Name:  Richard J. Pulsifer
                                                        -----------------------
                                                 Title: CFO
                                                        -----------------------





             {Signature Page to Centennial Technologies, Inc. Note}